NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

April 25, 2018

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended March 31, 2018:

First Quarter 2018 Highlights

Net income attributable to controlling interests was $3.3 million, or $0.04 per diluted share, compared to $6.6 million, or $0.09 per diluted share in the first quarter of 2017. NAREIT Funds from Operations (FFO) was $35.2 million, or $0.45 per diluted share, compared to $32.7 million, or $0.43 per diluted share, in the first quarter of 2017. Additional highlights are as below:

Operations:

•	Reported Core FFO of $0.46 per diluted share, compared to $0.44 per diluted share in first quarter 2017

•	Grew same-store Net Operating Income (NOI) by 2.4% and cash NOI by 2.9% over first quarter 2017

•	Grew same-store office NOI by 4.8% and cash NOI by 5.3% over first quarter 2017

•	Grew both same-store multifamily NOI and cash NOI by 3.7% over first quarter 2017

•	Increased same-store office average occupancy by 200 basis points over first quarter 2017 to 92.5%

•	Increased same-store multifamily average occupancy by 120 basis points over first quarter 2017 to 95.4%
Investment Activity:

•	Completed acquisition of Arlington Tower in Arlington, VA for $250 million

•	Completed disposition of Braddock Metro Center in Alexandria, VA for net proceeds of $79 million

•
Executed an agreement to sell 2445 M Street in Washington, DC for a contract sale price of approximately $100 million and expects to advance the anticipated closing date from September 2018 to June 2018

Financing Activity:

•
Entered into an amended, extended and expanded $700 million unsecured revolving credit facility and refinanced an existing $150 million term loan expiring on July 21, 2023 with a $250 million unsecured term loan with the same expiry date

"We achieved a strong first quarter with revenue-driven Core FFO per share growth of 4.5% on a year-over-year basis, underpinned by solid same-store NOI growth," said Paul T. McDermott, President and Chief Executive Officer. "Following the passage of the Bipartisan Budget Act of 2018 and the FY18 Omnibus Spending Bill in the first quarter, we are encouraged by the new stimulus for the DC Metro region and optimistic about Washington REIT's ability to capture growth that we believe will particularly benefit value-oriented multifamily assets in Northern Virginia."

Operating Results

Overall portfolio:
The Company's overall portfolio NOI(2) was $55.0 million for the quarter ended March 31, 2018, compared to $49.6 million in the corresponding prior year period due to same-store office and multifamily NOI growth and the acquisition of Watergate 600 and Arlington Tower that offset the sale of Walker House and Braddock Metro Center. The sequential

Washington Real Estate Investment Trust

ending occupancy(5) trend for the overall portfolio was positive with 93.3% of the overall portfolio occupied at the end of the first quarter of 2018 compared to 91.8% at year-end 2017.

Same-store portfolio:
Same-store portfolio NOI for the first quarter increased by 2.4%, compared to the corresponding prior year period, primarily due to average occupancy gains and rental growth in the office and multifamily same-store portfolios. The sequential ending occupancy trend for the same-store portfolio was positive with 93.3% of the same-store portfolio occupied at the end of the first quarter of 2018 compared to 92.6% at year-end 2017.

Same-store portfolio by sector:

▪
Office: 44% of Same-Store NOI - Same-store NOI increased by 4.8% compared to the corresponding prior year period, primarily due to 200 basis points of average occupancy gains driven by new lease commencements and tenant expansions at multiple assets within the office portfolio. As a result, same-store office revenue growth more than offset lower lease termination fee income and higher operating expenses than in the first quarter of 2017. The same-store office portfolio was 92.6% occupied and 93.7% leased at quarter end.

▪
Multifamily: 31% of Same-Store NOI - Same-store NOI increased by 3.7% compared to the corresponding prior year period, driven by 120 basis points of average occupancy gains on a unit basis. Rental rates grew 200 basis points in the first quarter of 2018. The same-store multifamily portfolio was 95.2% occupied on a unit basis and 97% leased at quarter end.

▪
Retail: 25% of Same-Store NOI - Same-store NOI decreased by 2.8% compared to the corresponding prior year period due to 300 basis points of year-over-year average occupancy declines, mainly related to the former hhgregg spaces that are currently in lease-up. The 10 basis points of sequential decline in retail ending occupancy was due to lower specialty leasing in the first quarter of 2018 compared to the fourth quarter of 2017 due to the normal seasonality of holiday specialty leasing. The same-store retail portfolio was 91.1% occupied and 94% leased at quarter end.

Leasing Activity

During the first quarter, Washington REIT signed commercial leases totaling 147,000 square feet, including 33,000 square feet of new leases and 114,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	27,000	3.7	3.6	$50.14	9.5%	$29.40	$9.49
Retail	6,000	9.0	0.6	50.03	(5.0%)	68.50	28.46
Total	33,000	4.6	3.1	50.12	6.7%	36.25	12.83

Renewal:
Office	69,000	4.1	4.0	$43.51	5.3%	$15.60	$8.50
Retail	45,000	5.5	—	23.61	12.4%	2.23	0.78
Total	114,000	4.7	2.9	35.72	7.0%	10.37	5.47

The percentage rate decrease on new leasing in the retail portfolio was due to a 2,100 square foot new lease on space that had been vacant for approximately two years.

The first quarter tenant retention rate for the office and retail portfolios was approximately 71% and 100%, respectively.

Washington Real Estate Investment Trust

Acquisition Activity

On January 18, 2018 Washington REIT completed the purchase of Arlington Tower, a 396,000 square foot, Class A office building located in the heart of the Rosslyn submarket in Arlington, VA, for $250 million.

Disposition Activity

On January 19, 2018, Washington REIT completed the sale of Braddock Metro Center, a 356,000 square foot office asset in Alexandria, VA, for net proceeds of approximately $79 million.

During the quarter, the Company entered into a definitive agreement to sell 2445 M Street, a 292,000 square foot office building in DC for approximately $100 million and now expects to complete this transaction in June 2018. Washington REIT expects to advance the timing of the sale to accelerate the continued strengthening of its balance sheet. The Company recorded a $1.9 million impairment to reduce the carrying value of the asset, which is now classified as held for sale, to its estimated fair value less closing costs.

Capital Update

Washington REIT entered into an amended, extended and expanded $700 million unsecured revolving credit facility and refinanced an existing $150 million seven-year unsecured term loan expiring on July 21, 2023 with a $250 million five-year unsecured term loan having the same expiration date. The interest rate spread for the existing $150 million term loan expiring in 2023 was reduced by 55 basis points by swapping to a lower fixed interest rate of 2.31% through scheduled maturity, after giving effect to interest rate swap arrangements.

Washington REIT has entered into interest rate swap arrangements to swap the floating interest rate for the additional $100 million term loan to an all-in fixed interest rate of 3.71% for the period beginning June 29, 2018 through scheduled maturity. The $100 million of additional proceeds from the expanded term loan were used to repay amounts outstanding on the unsecured revolving credit facility. The new facility extends Washington REIT's liquidity and provides the Company with greater financial flexibility as there are no prepayment penalties associated with the term loans.

Earnings Guidance

Management is reaffirming its 2018 Core FFO guidance, which is expected to range from $1.82 to $1.90 per fully diluted share. The following GAAP assumptions underpin this guidance:

•	Same-store NOI growth is projected to range from 2.5% to 3.5%

•	Same-store office NOI growth is projected to range from 4.0% to 5.0%

•	Same-store multifamily NOI growth is projected to range from 2.5% to 3.5%, up from the previous range of 2.25% to 3.25%

•	Same-store retail NOI growth is projected to range from 1.0% to 2.0% as the Company expects to backfill the former hhgregg vacancies during the year with rent commencement in 2019

•
Dispositions are projected to range from $180 million to $240 million including the completed sale of Braddock Metro Center and the planned sale of 2445 M Street; no acquisitions other than the purchase of Arlington Tower are included in guidance at this time

•	General and administrative expense is projected to be approximately $20.5 to $21.5 million

•	Interest expense is projected to be approximately $51.25 to $52.25 million

•	Non same-store office NOI is projected to range between $34.5 to $36.0 million assuming the sale of 2445 M Street is completed in June 2018 instead of September 2018

Non same-store office properties in 2018 consist of Watergate 600 and Arlington Tower as these assets were acquired in 2017 and 2018 respectively, and 2445 M Street, which met the criteria for classification as held for sale in January 2018 and is now expected to be sold in June rather than September this year.

Washington REIT's 2018 Core FFO guidance is based on a number of factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

Washington Real Estate Investment Trust

2018 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2018 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share (a)	$0.25	$0.33
Real estate depreciation and amortization (a)	1.54	1.54
Real estate impairment	0.02	0.02
NAREIT FFO per diluted share	1.81	1.89
Core adjustments	0.01	0.01
Core FFO per diluted share	$1.82	$1.90

(a) Does not include any impact from future acquisitions and dispositions during the year.

Dividends

On March 29, 2018, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on June 29, 2018 to shareholders of record on June 15, 2018.

Conference Call Information
The Conference Call for First Quarter Earnings is scheduled for Thursday, April 26, 2018 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until Thursday, May 10, 2018 at 11:59 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                21304

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. Online playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. The Company’s portfolio of 49 properties consists of approximately 6.4 million square feet of commercial space and 4,268 multifamily apartment units. These 49 properties consist of 20 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call, including the closing of the sale of 2445 M Street, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure

Washington Real Estate Investment Trust

to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2017 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - NAREIT FFO is a widely used measure of operating performance for real estate companies. We provide NAREIT FFO as a supplemental measure to net income calculated in accordance with GAAP. Although NAREIT FFO is a widely used measure of operating performance for REITs, NAREIT FFO does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, NAREIT FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity. In its April, 2002 White Paper, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines NAREIT FFO as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for REITs because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI [and cash NOI] excludes certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

(5) Ending Occupancy is calculated as occupied square footage as a percentage of total square footage as of the last day of that period.

(6) Average Occupancy is based on monthly occupied net rentable square footage as a percentage of total net rentable square footage, except for the rows labeled "Multifamily (calculated on a unit basis)," on which average occupancy is based on average monthly occupied units as a percentage of total units.

Washington Real Estate Investment Trust

Ending Occupancy Levels by Same-Store Properties (i) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2018	2017	2018	2017
Multifamily (calculated on a unit basis)	95.2%	94.4%	95.2%	94.6%

Multifamily	95.4%	94.1%	95.4%	94.2%
Office	92.6%	91.0%	92.8%	92.4%
Retail	91.1%	93.8%	91.1%	93.8%

Overall Portfolio	93.3%	93.0%	93.3%	93.5%

(i) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q1 2018 and Q1 2017, same-store properties exclude:

Acquisitions:
Office - Arlington Tower and Watergate 600
Held for Sale property:
Office - 2445 M Street
Sold properties:
Multifamily - Walker House
Office - Braddock Metro Center

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2018	2017
Revenue
Real estate rental revenue	$84,881	$77,501
Expenses
Real estate expenses	29,901	27,863
Depreciation and amortization	29,969	26,069
General and administrative	5,821	5,626
Real estate impairment	1,886	—
	67,577	59,558
Real estate operating income	17,304	17,943
Other income (expense):
Interest expense	(12,827)	(11,405)
Loss on extinguishment of debt	(1,178)	—
Other income	—	77
	(14,005)	(11,328)

Net income	3,299	6,615
Less: Net loss attributable to noncontrolling interests in subsidiaries	—	19
Net income attributable to the controlling interests	$3,299	$6,634

Net income	3,299	6,615
Depreciation and amortization	29,969	26,069
Real estate impairment	1,886	—
NAREIT funds from operations(1)	$35,154	$32,684

Non-cash loss on extinguishment of debt	1,178	—
Tenant improvements and incentives	(4,667)	(5,942)
External and internal leasing commissions capitalized	(447)	(2,523)
Recurring capital improvements	(623)	(405)
Straight-line rents, net	(1,203)	(849)
Non-cash fair value interest expense	(219)	(302)
Non real estate depreciation & amortization of debt costs	956	899
Amortization of lease intangibles, net	620	850
Amortization and expensing of restricted share and unit compensation	1,540	1,130
Funds available for distribution(4)	$32,289	$25,542

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2018	2017
Net income attributable to the controlling interests	(Basic)	$0.04	$0.09
	(Diluted)	$0.04	$0.09
NAREIT funds from operations	(Basic)	$0.45	$0.44
	(Diluted)	$0.45	$0.43

Dividends paid		$0.30	$0.30

Weighted average shares outstanding - basic		78,483	74,854
Weighted average shares outstanding - diluted		78,547	74,966

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2018
	(unaudited)	December 31, 2017
Assets
Land	$614,659	$588,025
Income producing property	2,211,529	2,113,977
	2,826,188	2,702,002
Accumulated depreciation and amortization	(698,450)	(683,692)
Net income producing property	2,127,738	2,018,310
Properties under development or held for future development	61,712	54,422
Total real estate held for investment, net	2,189,450	2,072,732
Investment in real estate held for sale, net	93,048	68,534
Cash and cash equivalents	11,510	9,847
Restricted cash	2,469	2,776
Rents and other receivables, net of allowance for doubtful accounts of $2,539 and $2,426, respectively	71,499	69,766
Prepaid expenses and other assets	148,088	125,087
Other assets related to properties sold or held for sale	2,231	10,684
Total assets	$2,518,295	$2,359,426

Liabilities
Notes payable	$994,425	$894,358
Mortgage notes payable	93,991	95,141
Lines of credit	260,000	166,000
Accounts payable and other liabilities	64,823	61,565
Dividend payable	—	23,581
Advance rents	12,441	12,487
Tenant security deposits	9,466	9,149
Liabilities related to properties sold or held for sale	2,385	1,809
Total liabilities	1,437,531	1,264,090

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 78,636 and 78,510 shares issued and outstanding, respectively	786	785
Additional paid-in capital	1,485,765	1,483,980
Distributions in excess of net income	(419,633)	(399,213)
Accumulated other comprehensive loss	13,484	9,419
Total shareholders' equity	1,080,402	1,094,971

Noncontrolling interests in subsidiaries	362	365
Total equity	1,080,764	1,095,336

Total liabilities and equity	$2,518,295	$2,359,426

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended March 31, 2018	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$14,245	$19,714	$11,511	$45,470
Add: Net operating income from non-same-store properties(3)	(21)	9,531	—	9,510
Total net operating income(2)	$14,224	$29,245	$11,511	$54,980
Add/(deduct):
Interest expense				(12,827)
Depreciation and amortization				(29,969)
General and administrative expenses				(5,821)
Real estate impairment				(1,886)
Loss on extinguishment of debt				(1,178)
Net income				3,299
Less: Net loss attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$3,299

Three months ended March 31, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$13,737	$18,809	$11,842	$44,388
Add: Net operating income from non-same-store properties(3)	446	4,804	—	5,250
Total net operating income(2)	$14,183	$23,613	$11,842	$49,638
Add/(deduct):
Other income				77
Interest expense				(11,405)
Depreciation and amortization				(26,069)
General and administrative expenses				(5,626)
Net income				6,615
Less: Net loss attributable to noncontrolling interests in subsidiaries				19
Net income attributable to the controlling interests				$6,634

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2018	2017
Net income		$3,299	$6,615
Add/(deduct):
Real estate depreciation and amortization		29,969	26,069
Real estate impairment		1,886	—
NAREIT funds from operations(1)		35,154	32,684
Add/(deduct):
Structuring expenses		—	215
Loss on extinguishment of debt		1,178	—
Core funds from operations(1)		$36,332	$32,899

		Three Months Ended March 31,
Per share data:		2018	2017
NAREIT FFO	(Basic)	$0.45	$0.44
	(Diluted)	$0.45	$0.43
Core FFO	(Basic)	$0.46	$0.44
	(Diluted)	$0.46	$0.44

Weighted average shares outstanding - basic		78,483	74,854
Weighted average shares outstanding - diluted		78,547	74,966